Exhibit 99.1

For Immediate Release

MONOLITHIC POWER SYSTEMS RECEIVES EXPECTED NASDAQ NOTICE

REGARDING DELAY IN FILING FORM 10-Q FOR THIRD QUARTER OF 2005

LOS GATOS, Calif., November 23, 2005 - Monolithic Power Systems, Inc. (MPS) (Nasdaq: MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced that on November 22, 2005, the company received a notice from the Nasdaq Stock Market stating that it is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) and therefore, the company’s securities are subject to delisting. As previously announced on November 21, 2005, MPS expected to receive this notice, which is routinely issued by Nasdaq to listed companies that do not file their periodic reports with the SEC in a timely manner. Also as previously announced, MPS received this notice because of the delay in the filing of its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2005. The company expects to request a hearing with Nasdaq, which would stay the delisting until the hearing panel has rendered a decision. There can be no assurance that the panel will grant MPS’ request for continued listing.

About Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. (MPS) develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company’s advanced process technology and highly experienced analog designers provide high-performance power management integrated circuits (ICs) for automotive, industrial, consumer, computing, and communications products. MPS partners with world-class foundries to deliver high-quality, cost-effective solutions to meet the demanding standards set by its customers. Founded in 1997 and headquartered in Los Gatos, California, the company has expanded its global presence with sales offices in Taiwan, China, Korea, and Japan, which operate under MPS International, Ltd.

Notice Concerning Forward-Looking Statements

The statements above regarding MPS’ intention to request a hearing with Nasdaq and MPS’ expectation that Nasdaq will stay any delisting of the company’s securities during the hearing process are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include uncertainties regarding the timing of MPS’ completion of its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2005, risks as to adjustments to preliminary estimates for the financial results of the quarter ended September 30, 2005, and issues encountered in the completion of the quarterly review. In addition, please refer to the risk factors contained in MPS’ SEC filings, including its Annual Report on Form 10-K filed with the SEC on March 22, 2005.

MPS assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTE: Monolithic Power Systems, MPS and the MPS logo are among the trademarks of Monolithic Power Systems, Inc. in the U.S. and certain other countries.

Contact:

Rick Neely

Chief Financial Officer

Monolithic Power Systems, Inc.

408-357-6759